Epsium Enterprise Limited

INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS

EPSIUM ENTERPRISE LIMITED
SEAL
BRITISH VIRGIN ISLANDS

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.00002
ORDINARY SHARES

CUSIP NO. G3090S 106

THIS CERTIFIES THAT **SPECIMEN**

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARES PAR VALUE OF $0.00002 EACH OF

EPSIUM ENTERPRISE LIMITED

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

SON I TAM
CEO, CFO & Chairman

SIU KEUNG YEUNG
Director

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112